UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3429953
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700 Birmingham, Alabama	35244
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 001-13711

Securities to be registered pursuant to Section 12(g) of the Act:  None.

This Form 8-A/A is filed by Walter Energy, Inc. (the “Registrant”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on April 28, 2009.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

At 5:00 P.M., New York City time, on April 23, 2012, the “Final Expiration Date” occurred under the Rights Agreement, dated as of April 24, 2009, between the Registrant and Mellon Investor Services LLC, as amended (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.01, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-thousandth of a share of Junior Preferred Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WALTER ENERGY, INC.
DATED: April 25, 2012

	By:	/s/ Earl H. Doppelt
	Name:	Earl H. Doppelt
	Title:	Senior Vice President, General Counsel and Secretary